Exhibit 99.2

MIVA, INC. Q4 AND FULL YEAR 2008

EARNINGS RELEASE SCRIPT

ALEX VLASTO

Thank you and good afternoon. Welcome to MIVA’s fourth quarter and full year 2008 financial results conference call. Joining me on the call today are President and Chief Executive Officer Peter Corrao, and Chief Financial Officer, Mike Cutler.

I’d like to remind everyone that today’s comments include forward-looking statements.  These statements are subject to risks and uncertainties that may cause actual results and events to differ materially from those expressed in the forward-looking statements.  These risks and uncertainties will be outlined at the end of this conference call, and are also detailed in MIVA’s filings with the Securities and Exchange Commission.

To begin, let’s review how we measure our financial performance. In addition to the standard GAAP measurements, we utilize certain profitability based metrics to evaluate our period to period and year-over-year performance. They are: Adjusted EBITDA, Adjusted net income/loss and Adjusted net income/loss per share.

We believe that “Adjusted EBITDA”, “Adjusted net income/loss” and “Adjusted net income/loss per share” provide meaningful measures for comparison of the Company’s current and projected operating performance with its historical results due to the significant increase in non-cash amortization that began in 2004 primarily due to certain intangible assets resulting from mergers and acquisitions.

MIVA defines Adjusted EBITDA as EBITDA (earnings before interest, income taxes, depreciation, and amortization) plus non-cash compensation expense and plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business. MIVA uses Adjusted EBITDA as an internal measure of its business and believes it is utilized as an important measure of performance by the investment community. MIVA sets goals and awards bonuses in part based on performance relative to Adjusted EBITDA. MIVA defines Adjusted net income/loss as net income/loss plus amortization and non-cash compensation expense, plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business, in each case including the tax effects (if any) of the adjustment.  MIVA defines Adjusted net income/loss per share as the Adjusted net income/loss, as previously described, divided by the average basic or fully-diluted number of outstanding shares of MIVA common stock over the reported period.

For a detailed review of our fourth quarter and full year 2008 results, including the corresponding GAAP financial measures and a reconciliation of our non-GAAP financial measures to GAAP financial measures, please refer to the press release we issued today, and to our Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission.

To comply with the SEC’s guidance on “fair and open disclosure,” we have made this conference call publicly available via audio webcast through the investor relations section of our website and a replay of the conference call will be available for 90 days after the call.  I’d now like to turn the call over to our President and CEO, Peter Corrao. Peter?

PETER CORRAO

Good afternoon everyone and welcome to today’s call, we appreciate having you on the call with us.

Before I discuss our company performance and outlook, it’s my pleasure to introduce you to our new CFO, Mike Cutler, who joins me on this afternoon’s call. Mike has been with MIVA since 2006 as our SVP of Finance and Chief Accounting Officer. Before joining MIVA, Mike was for two years CFO at NASDAQ listed voice, video and broadband provider, WVT Communications. He has also held senior finance posts at companies including Gibraltar Steel and SBC/Ameritech.

Mike worked closely with our former CFO and COO, Lowell Robinson, and has a deep understanding of our financial operations. I’m looking forward to working alongside him as we enter this exciting new phase in our company’s development.

Mike’s promotion to CFO follows the departure of Lowell Robinson. Lowell made a significant contribution to the business since he joined in 2006. He worked with me and our board in developing and executing our turnaround strategy and I want to thank him for his financial and business leadership and I wish him the very best of luck with his future endeavors

***

Since our last quarterly call in November there have been significant changes to our business and I want to start this afternoon by taking you through these changes and highlighting the opportunities that I believe they present.

On March 12, 2009, we announced the completion of an asset sale of our US and EU MIVA Media operations to advertising network, Adknowledge. The transaction was for cash consideration of approximately $11.6 million, plus assumption of certain balance sheet liabilities and subject to certain retained assets and liabilities and post-closing adjustments.

Our long-stated company strategy has been to transition out of our third-party MIVA Media ad network and into our high-margin consumer-oriented MIVA Direct business, and the sale of MIVA Media marks the exciting final step in this process.

Following the transaction, we have reduced headcount from 129 people on December 31 2008 to approximately 50 people today, which includes the transfer of approximately 75 of our own staff to Adknowledge. Our remaining team now works almost exclusively out of our New York City office, with a small number remaining in Fort Myers, Florida.

Importantly, the transaction has increased our cash and cash equivalents and we believe that we now have sufficient capital to execute an expansion strategy for MIVA Direct. I will talk about this in detail later in today’s call.

So, today our newly streamlined business is completely focused on MIVA Direct and specifically our ALOT Toolbar, Homepage and Desktop products. It is worth highlighting that in full year 2008 excluding allocation of corporate costs our US and EU MIVA Media operations had an EBITDA loss off revenues of $75 million; compared to MIVA Direct, which delivered positive EBITDA off revenues of $41.3 million. While not representative of overall company performance, we believe the contrast in divisional performance in 2008 validates our transition strategy and underlines the opportunities that exist following the sale of MIVA Media.

As a result of the transaction, we will be renaming our company in the coming months. Our intention is to rebrand our existing MIVA Direct division to ALOT.com to underline our confidence and commitment in the brand. Our corporate entity will also be renamed from MIVA, Inc. and this will result in our NASDAQ ticker symbol changing. I look forward to sharing details of our new identity with you all once we have finalized the rebranding process.

***

I’m going to move on now to discuss our results from the fourth quarter and full year 2008.

2008 was a key year in our turnaround efforts. It was a year in which we right-sized and restructured our MIVA Media operations - in particular MIVA Media Europe – and in connection with that restructuring we then positioned the MIVA Media business for sale; and a year in which we continued to innovate within MIVA Direct and put in place the fundamentals that we believe will be the growth drivers for our new, streamlined business. Among the key milestones from 2008 were:

•                  Stabilizing our US MIVA Media Business despite the challenging economic climate;

•                  Continuing the vertical expansion of our ALOT product suite;

•                  Launching an exciting new version of our customizable homepage product;

•                  Launching ALOT Buttons, our online widget library through which users can fully customize their ALOT products;

•                  Releasing the beta version of ALOT Desktop, which allows users to conduct web searches and display their favorite content directly on their computer desktops; and

•                  Undertaking a major restructuring program across MIVA Media EU.

Revenues for the fourth quarter and full year 2008 were broadly in line with the forecasts we presented on our last quarterly call. Revenue declined from $149.1 million in 2007 to $116.4 million in 2008 and our EBITDA loss increased from ($27.9 million) in 2007 to ($36.1million) in 2008. I believe it’s important to look at the fundamentals behind these numbers and I’m going to focus this afternoon specifically on MIVA Direct, it being our continuing operation.

The decrease in MIVA Direct’s revenue from $10.4 million in Q3 2008 to $8.6 million in Q4 2008 and the resulting year on year decrease in full year revenue from $51.9 million in 2007 to $41.3 in 2008 was primarily as a result of reduced advertising spend in the second half of 2008, which limited our ability to acquire new toolbar, homepage and desktop users. I want to take some time to explain this in more detail, not only to give clarity to our Q4 2008 results, but also because ad spend will be an increasingly important barometer as we now focus our operations exclusively on expanding our ALOT product portfolio for the remainder of 2009.

As a reminder, our primary channel for acquiring new ALOT toolbar, homepage and desktop users is direct response advertising. As I have mentioned on previous calls, we believe that we have developed a model that enables us to cost effectively acquire high value users for each of our ALOT products. Once we acquire new users, we generate revenue from them primarily through type-in search. We have agreements in place with two of the world’s largest search engines who provide us with web, image and news search results as well as associated pay-per-click ads. We generate a share of revenue when users click on these ads. To give this some context, in December 2008 users of our products conducted over 76 million searches.

In addition to this high value type-in search, we also generate revenue through third party agreements we have in place with content providers such as Reader’s Digest, Starpulse and Better Homes and Gardens.

These content providers pay us for traffic we deliver to their websites through co-branded toolbars and sponsored widgets that we develop for them and distribute to our users.

As with all sales cycles, it takes a period of time for us to generate a return on our advertising spend and it is this lag that we believe impacted revenue for MIVA Direct in the fourth quarter of 2008. Our focus on cash conservation as we moved closer to finalizing the MIVA Media sale impacted the amount of ad spend we could commit to MIVA Direct. Ad spend decreased from $7.2 million in Q2 2008 to $6.5 million in Q3 2008 and $5.2 million in Q4 2008. These decreases directly correlated with the number of live users of our toolbar products, which decreased from 5.6 million at the end of Q3 2008 to 4.6 million at the end of Q4 2008 and approximately 3.8 million on the day we completed the sale of MIVA Media.

The nature of our MIVA Direct business means that the impact of these cuts in ad spend can be felt for several months after the event. So the cuts we made in Q2 and Q3 2008 impacted revenue in Q4 2008. In the same way, we expect the effect of our Q4 2008 ad spend cuts to have an adverse impact on revenues through the early part of 2009. We made further ad cuts for a portion of Q1 2009, which we expect to have a similar impact on revenues through the early part of 2009.

Despite this, and importantly, I’m excited to report that with the sale of MIVA Media now complete, we believe we now have sufficient capital to execute on a sustainable growth strategy for our ALOT products.

This more sustained model should remove the peaks and troughs in MIVA Direct revenue that we had to endure throughout the majority 2008. The model shows us increasing ad spend steadily from $4.4 million in Q1 2009 to $9.2 million in Q4 2009. We expect this ad spend will result in us increasing active toolbar users by over 70 percent in 2009, from 4.6 million at the end of Q4 2008 to almost 8 million at the end of 2009. We expect users of our ALOT homepage and desktop products to also increase in line with toolbar users. Already today around a third of revenue within MIVA Direct comes through our homepage and desktop products and we expect this to continue to increase over the course of 2009.

We expect the increased users acquired through our growth strategy to deliver increased type-in search and in turn increased revenue and it’s on the basis of this model that we are forecasting EBITDA profitability for our continued operations for 2009.

We’ve been encouraged with the early results of this new growth strategy and I look forward to updating you all with our progress over the coming quarters.

***

Now, let me focus again on our results from Q4 2008. Despite the decrease in ALOT ad spend in Q4 2008, we continued to drive forward with innovation across our ALOT product portfolio, as I mentioned briefly earlier on in today’s call.

Throughout Q4 2008 we continued with the vertical expansion of our ALOT portfolio. We now offer 60 vertically oriented toolbars and 36 vertically oriented homepages. This vertical strategy enables us to tap into the long tail of advertising inventory, which in turn increases the efficacy of our online ad spend. While our toolbars and homepages are marketed and packaged across specific verticals, they can also now be fully customized through our new ALOT Buttons widget library, which I introduced to you on our last quarterly call.

ALOT Buttons is a website where we host all of our available widgets. These widgets, which range from a 5 day weather forecast to the latest celebrity gossip, can be added to both our toolbar and homepage products and are designed to increase retention rates and further broaden the appeal of our products. The level of customization offered through ALOT Buttons was cited as one of the key reasons our toolbar product received a 5 star quality rating when it was reviewed by CNET in February 2009.

Throughout Q4 2008 we continued to add new widgets to the ALOT Buttons library. There are currently over 500 available and we expect to continue to add to the site over the course of 2009.

In December 2008, we also announced the beta launch of our new ALOT Desktop product. This product enables users to conduct web searches and display their favorite content directly from their computer desktops.

MIVA Direct has traditionally been known as a toolbar company, however with the launch of ALOT Buttons and ALOT Desktop and the expansion of our Homepage product, we believe we have significantly extended the scope and appeal of our product offering. Increasing the number of touch points we offer our users increases the opportunities we have for generating high-value type in search. We believe our ALOT brand has significant potential for expansion, not only across new verticals but also across other channels such as mobile and we will continue to be looking closely at these opportunities throughout the course of 2009.

Before handing over to Mike, I want to talk briefly about our corporate costs and cash position. Throughout 2008, we focused on reducing our corporate costs as I have detailed on previous calls. Following the sale of MIVA Media we have made further reductions in our corporate headcount. We transferred 10 of our corporate staff to Adknowledge and are left today with a corporate team that now comprises only CEO, CFO, legal and admin functions. Our new company is operating off a significantly reduced cost base and we expect this to result in savings in both corporate and public company costs.

On December 31, 2008, cash and cash equivalents were $6.7 million. This balance included a $4.0 million draw down from our line of credit with Bridge Bank, N.A.

The decrease in cash from $11.2 million in Q3 2008 was partly attributable to a number of one time costs, including $1.9 million for the Comet Systems litigation settlement, $0.6 million for the Tiscali litigation settlement and approximately $2.0 million in EU restructuring costs. Let me emphasize again that with these one time costs now behind us, and with the proceeds from the sale of MIVA Media, we believe have a sufficient capital position that we believe will not constrain our growth strategy for 2009.

So, in summary, I believe 2008 was a critical year for MIVA. We took the steps that we believe we needed to take in order to conserve cash and position our Media Business for sale; and we continued to innovate within our MIVA Direct business from both a product and technology perspective. I believe that with our strengthened capital position, our newly streamlined team, our breadth of industry leading products, and our proven expertise in customer acquisition, that we are in a stronger position to succeed in our expansion plan and we expect to deliver EBITDA profitability for 2009. I look forward to updating you all with our progress over the coming quarters.

With that said, I will now turn the call over to Mike who will cover our financial results. Mike?

MIKE CUTLER

Thank you Peter.

I’m excited to be taking over as MIVA’s CFO at such a pivotal point in our company’s history. I look forward to keeping our shareholders and other stakeholders up to date with our financial performance throughout 2009 and beyond.

As Peter mentioned, 2008 was an extremely important year in our company turnaround. Over the course of the year, and in particular through the fourth quarter, we worked diligently to position MIVA Media for sale and continued to innovate across our ALOT product portfolio.

From a finance accounting perspective, the sale of MIVA Media earlier this month dramatically streamlines our operations. We are going from a business with thousands of advertisers and publishers to one with a smaller number of high-value vendors. This new, streamlined structure should deliver considerable operational efficiencies and cost savings, and should also remove the volatility and uncertainty that impacted our forecasting models prior to the transaction being completed.

Our consolidated Q4 2008 performance was consistent with our guidance of below Q3 2008 results for revenue and EBITDA. Consolidated revenues were $25.4 million in Q4 2008, compared to $28.2 million in Q3 2008. As Peter detailed earlier, this anticipated revenue decrease was due primarily to cuts in ad spend across our MIVA Direct business in the second half of 2008 in anticipation of the sale of MIVA Media.

EBITDA was a loss of $19.3 million in Q4 2008, compared to an EBITDA loss of $7.9 million in Q3 2008.  Q4 2008 EBITDA included an $18.7 million non-cash tangible and intangible asset impairment charges related to our MIVA Media and Direct businesses, $0.5 million for non-cash compensation expense, $0.5 million in restructuring charges and a $(0.9) million reversal of accruals for our Comet Systems and Tiscali litigation settlements.

Q3 2008 EBITDA included a $1.2 million non-cash compensation expense, $2.7 million in restructuring charges, and $2.4 million for a one-time litigation judgment.

Adjusted EBITDA loss was $0.5 million in Q4 2008, compared to Adjusted EBITDA loss of $1.6 million in Q3 2008. The Q4 2008 Adjusted EBITDA loss excludes $18.7 million for non-cash tangible and intangible asset impairment charges, $0.5 million in restructuring charges, $0.5 million of non-cash compensation expense and a $(0.9) million reversal of accruals for Comet Systems and Tiscali litigation settlements. Q3 2008 Adjusted EBITDA excluded $2.7 million in restructuring expense, $2.4 million for a one-time litigation judgment, and $1.2 million in non-cash compensation expense.

Cash and cash equivalents decreased from $11.2 million at the end of Q3 2008 to $6.7 million at December 31 2008. The Q4 2008 figure includes a $4.0 million draw down from our credit line with Bridge Bank, N.A. The decrease in cash and cash equivalents from Q3 2008 to Q4 2008 includes $1.9 million for the Comet Systems litigation settlement, $0.6 million for the Tiscali litigation settlement and approximately $2.0 million in EU restructuring costs.

Consolidated gross margins were 49.1% in Q4 2008, marginally below the 50.7% we reported in Q3 2008. MIVA Direct’s gross margin before advertising spend was 94% in Q4 2008, comparable to Q3 2008. MIVA Direct’s gross margin excludes advertising spend of $5.2 million in Q4 2008 and $6.5 million in Q3 2008, which is included in consolidated operating expenses within the marketing, sales and service line.

Media E.U. gross margins remained constant at 20% from Q3 2008 to Q4 2008. Media U.S. gross margins decreased from 30% in Q3 2008 to 28% in Q4 2008, which was largely attributable to slightly higher revenue shares or TAC and lower revenue per click.

MIVA Direct contributed 33.9% of total revenue in Q4 2008, compared to 36.8% in Q3 2008, versus 36.7% in Q4 2007. The decrease in MIVA Direct’s share of overall company revenue can be attributed to cuts in advertising spend in the lead up to the sale of MIVA Media. The cuts in ad spend resulted in the decrease of toolbar users from 5.6 million at the end of Q3 2008 to 4.6 at the end of Q4 2008. Despite these decreases, I am encouraged to report that our ALOT toolbar brand continues to significantly out-monetize our legacy Starware brand. In December 2008 the monetization rate per 1,000 live users (or RPMLU) for our ALOT toolbars is nearly double that of our legacy brand

In our US and EU MIVA Media operations, we recorded 482 million total paid clicks in Q4 2008, up from 427 million in Q3 2008 and 413 million in Q4 2007.

Q4 2008 revenue for our total MIVA Media third-party ad network was $16.8 million, compared to $17.8 million in Q3 2008. The decline in total Media revenue in large part was due to the expected decrease in Media E.U. revenues following our restructuring program. Q4 2008 Media E.U. revenue was $4.4 million, down $1.7 million sequentially from Q3 2008. In our Media U.S. business, revenue was up approximately $0.6 million sequentially from Q3 2008. This higher revenue was attributable primarily to seasonality.

Total operating expenses were $32.3 million in Q4 2008, compared to $23.3 million in Q3 2008. Q4 2008 operating expenses included $18.7 million non-cash tangible and intangible asset impairment charges related to our MIVA Media and Direct businesses, $0.5 million in restructuring charges and $0.5 million of non-cash compensation expense. Q3 2008 operating expenses included $2.4 million for a litigation judgment, $2.7 million in restructuring charges, and non-cash compensation expense of $1.2 million.

For full year 2008, revenue was $116.4 million compared to $149.1 million in FY 2007. Media EU revenues declined from $46.2 million in 2007 to $26.7 million in 2008 as we executed on our restructuring program. Media US declined from $54.7 million in 2007 to $48.3 million in 2008. MIVA Direct revenues decreased from $51.9 million in 2007 to $41.3 million in 2008. The decrease in MIVA Direct’s FY 2008 revenue is primarily attributed to the impact of the cuts in advertising spend detailed earlier on today’s call.

Gross margins were 49.1% in FY 2008, compared to 52.4% in FY 2007.

Operating expenses were $99.1 million in FY 2008, compared to $115.9 million in FY 2007.  In 2008, total operating expenses included $18.7 million non-cash tangible and intangible asset impairment charges related to our MIVA Media and Direct businesses, $4.2 million in restructuring charges and $1.7 million in litigation settlements.

In 2007, operating expenses included $20.1 million in non-cash goodwill and tangible and intangible asset impairment charges related to our MIVA Media division, and $1.3 million related to a portion of a litigation settlement.

Excluding the $18.7 million non-cash tangible and intangible asset impairment charges related to our MIVA Media and Direct businesses, $4.2 million in restructuring charges and $1.6 million in litigation settlements in 2008 and the $20.1 million non-cash impairment charge and $1.3 million related to a portion of a litigation settlement in FY 2007, operating expenses were $74.5 in FY 2008 and $91.7 million in FY 2007. The $17.2 million decrease is due primarily to the effects of the restructuring initiatives conducted during the year to align the revenue and cost structures of the business.

EBITDA was a loss of $36.1 million in FY 2008, compared to a loss of $27.9 million in FY 2007. Adjusted EBITDA was a loss of $8.4 million in FY 2008, compared to positive Adjusted EBITDA of $0.1 million in FY 2007. FY 2008 adjustments were $18.7 million non-cash tangible and intangible asset impairment charges related to our MIVA Media and Direct businesses, $4.2 million in restructuring charges, $1.7 million in litigation settlements and $3.1 million non-cash compensation expense.  FY 2007 adjustments were the $20.1 million non-cash impairment charge, $3.8 million non-cash compensation expense, $2.8 million in restructuring expenses, and $1.3 million related to a portion of a litigation settlement.

GAAP net loss from operations was $45.0 million, or $(1.38) per basic share in FY 2008. This compares to GAAP net loss of $37.1 million, or $(1.16) per basic share in FY 2007.

As of December 31, 2008, the Company had an active base of 129 full time employees, down from 139 on September 30, 2008, and 230 at December 31, 2007. The decrease in headcount from December 2007 is due primarily to the Company’s European restructuring plan.

As Peter presented earlier, we expect to deliver EBITDA profitability in 2009 as a result of our ALOT expansion plan. We expect revenue and EBITDA to be stronger in the second half of 2009 compared to the first half of 2009 as we see the benefits of our growth strategy and reverse the impact of the cuts in advertising spend we made in 2008 prior to the sale of MIVA Media.

I will now turn the call back to Peter for some concluding remarks.

PETER CORRAO

Thanks Mike. So, in summary our immediate priority is to remain focused on delivering against the expansion plan that I set out earlier on in today’s call. I believe that we now have the fundamentals in place to achieve our growth targets and deliver EBITDA profitability for 2009.

[QUESTION AND ANSWER SESSION]

ALEX VLASTO

This conference call contained certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as “plan,” “will,” “intend,” “anticipate,” “believe” or “expect,” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Key risks are described in MIVA’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K for  the fiscal year ended December 31, 2008. In addition, past performance cannot be relied upon as a guide to future performance.

That concludes our call today; thank you for listening.